IMAX CORPORATION
Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (No. 333-2076; No. 333-5720; No. 333-30970; No. 333-44412), (ii) the Post-Effective Amendment No.1 to Form S-8 (No. 333-5720) as amended, and (iii) Registration Statement on Form S-8 (No. 333-134811) of IMAX Corporation of our report dated July 20, 2007 (except for notes 4(b), 4(d), 4(e), 4(f), and 16 which the date is November 1, 2007), relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Toronto, Ontario
November 5, 2007